SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934
                                (Amendment No. )

Filed by Registrant:                        |X|
Filed by a Party other than the Registrant:

Check the appropriate Box:

|_|  Preliminary Proxy Statement
|_|  Confidential, for Use of the Commission Only (as permitted by
          Rule 14a-6(e)(2))
|X|  Definitive Proxy Statement
|_|  Definitive Additional Materials
|_|  Soliciting Materials Pursuant to Section 240.14a-11(c) or
          Section 240.14a-12

                  Hallwood Consolidated Resources Corporation
                (Name of Registrant as Specified in Its Charter)

 -------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|  No fee required.
|_| Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:


     2) Aggregate number of securities to which transaction applies:


     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: (set forth amount on which the filing is calculated and state how it was determined.)

     4) Proposed maximum aggregate value of transaction:


     5) Total fee paid:


|_|  Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:

     2)   Form, Schedule or Registration Statement No.:

     3)   Filing Party:

     4)   Date Filed:

                   HALLWOOD CONSOLIDATED RESOURCES CORPORATION
                         3710 Rawlins Street, Suite 1500
                               Dallas, Texas 75219

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             to Be Held May 5, 1998

To the Shareholders of HALLWOOD CONSOLIDATED RESOURCES CORPORATION:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Hallwood Consolidated Resources Corporation (the "Company") will be held at The Four Seasons Hotel, 21 Avenue Road, Toronto, Ontario, Canada on May 5, 1998 at 9:30 a.m. (Toronto time) for the following purposes:

     1. To elect seven directors to hold office until the next annual election of directors or until their respective successors have been duly elected and have qualified.

     2. To transact any and all other business that may properly come before the meeting or any adjournments thereof.

     The Board of Directors has fixed the close of business on March 31, 1998 as the Record Date for the determination of shareholders entitled to notice of and to vote at the meeting or any adjournments thereof. Only shareholders of record at the close of business on the Record Date are entitled to notice of and to vote at the meeting.

     YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING; HOWEVER, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, YOU ARE URGED PROMPTLY TO MARK, SIGN, DATE AND MAIL THE ENCLOSED FORM OF PROXY IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES OF STOCK MAY BE REPRESENTED AND VOTED IN ACCORDANCE WITH YOUR WISHES AND IN ORDER THAT THE PRESENCE OF A QUORUM MAY BE ASSURED AT THE MEETING. YOU HAVE THE RIGHT TO REVOKE YOUR PROXY AT ANY TIME PRIOR TO VOTING, EITHER IN PERSON AT THE ANNUAL MEETING OR BY GIVING WRITTEN NOTICE TO THE COMPANY IN THE MANNER PROVIDED ON THE INITIAL PAGE OF THE ENCLOSED PROXY STATEMENT. PROMPT RETURN OF THE PROXY BY OUR SHAREHOLDERS WILL REDUCE THE TIME AND EXPENSE OF PROXY SOLICITATION.

                              By Order of the Board of Directors,
                              Cathleen M. Osborn Secretary


March 31, 1998
Dallas, Texas

                   HALLWOOD CONSOLIDATED RESOURCES CORPORATION
                         3710 Rawlins Street, Suite 1500
                               Dallas, Texas 75219

                               Proxy Statement For
                         Annual Meeting of Shareholders
                             to be Held May 5, 1998

                    SOLICITATION AND REVOCABILITY OF PROXIES

     The accompanying Proxy is solicited on behalf of the Board of Directors of Hallwood Consolidated Resources Corporation (the "Company") to be voted at the Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held on May 5, 1998, at 9:30 a.m., at The Four Seasons Hotel, 21 Avenue Road, Toronto, Ontario, Canada, for the purposes set forth in the accompanying Notice of Annual Meeting, and at any adjournments thereof. This Proxy Statement and accompanying form of Proxy are being first mailed or distributed on or about April 9, 1998.

     The accompanying form of Proxy is designed to permit each shareholder to vote for, or to withhold voting for, (i) any or all of the nominees for election as directors of the Company listed under Proposal 1 and (ii) to authorize the proxies to vote in their discretion with respect to any other proposal brought before the Annual Meeting. When a shareholder's executed and dated proxy card specifies a choice with respect to a voting matter, the shares will be voted accordingly. If no specification is made, the Proxy will be voted at the Annual Meeting FOR the election of the nominees specified under the caption "Election of Directors."

     Giving a Proxy does not preclude the right to vote in person should any shareholder giving the Proxy so desire. Any shareholder of the Company giving a Proxy has the unconditional right to revoke his Proxy at any time prior to the voting thereof either in person at the Annual Meeting or by giving written notice to the Company addressed to Ms. Cathleen M. Osborn, Secretary, 4582 South Ulster Street Parkway, Suite 1700, Denver, Colorado 80237. No notice of revocation will be effective, however, until it has been received by the Company, and the notice of revocation must be received at or before the Annual Meeting.

     In addition to the solicitation of Proxies by use of the mail, officers and regular employees of the Company may solicit the return of Proxies by personal interview, mail, telephone and telegraph. The officers and employees will not be additionally compensated but will be reimbursed for out-of-pocket expenses. Brokerage houses and other custodians, nominees and fiduciaries will be requested to forward solicitation materials to the beneficial owners of stock. The cost of preparing, printing, assembling and mailing the Notice of Annual Meeting, this Proxy Statement, the form of Proxy and any additional material, the cost of forwarding solicitation material to the beneficial owners of stock and other costs of solicitation will be borne by the Company.

     The Annual Report to Shareholders covering the Company's fiscal year ended December 31, 1997, including audited financial statements, is enclosed with this Proxy Statement. The Annual Report does not form any part of the materials for the solicitation of Proxies.

                             PURPOSES OF THE MEETING

     At the Annual Meeting, the shareholders will consider and vote upon the following matters:

1. The election of seven directors to hold office until the next annual election of directors or until their respective successors have been duly elected and have qualified.

2. Such other and further business as may properly come before the meeting or any adjournments thereof.

                    VOTING RIGHTS AND PRINCIPAL SHAREHOLDERS

General

     The Board of Directors has fixed the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting as of the close of business on March 31, 1998 (the "Record Date"). As of the Record Date, there were 3,007,852 shares of Common Stock, par value $0.01 per share, issued and outstanding.

Required Vote

     The Company's Restated Certificate of Incorporation does not provide for cumulative voting. Assuming the presence of a quorum, the affirmative vote of a plurality of the votes cast by the holders of shares of Common Stock is necessary for the election of directors. Votes will be counted by Registrar and Transfer Co., the Company's transfer agent and registrar. With respect to abstentions, the shares are considered present at the meeting for purposes of determining a quorum and voting on a particular matter, but since they are not affirmative votes for the matter, they will have the same effect as votes against the matter. With respect to broker non-votes, the shares are considered present at the meeting for purposes of determining a quorum but are not entitled to vote on the particular matter as to which the broker does not have voting authority.

Security Ownership of Principal Shareholders and Management

     The following table sets forth information concerning the number of shares of Common Stock of the Company owned beneficially as of the Record Date by the persons who, to the knowledge of management, beneficially owned more than 5% of the outstanding Common Stock.

         Name and Address                        Amount              Percent of
       of Beneficial Owner                Beneficially Owned       Common Stock
  Hallwood Energy Partners, L.P.            1,374,465 (1)               45.7
   4582 S. Ulster Street Parkway
   Suite 1700
   Denver, Colorado   80237

  Heartland Advisors, Inc.                    463,460 (2)               15.4
   790 North Milwaukee Street
   Milwaukee, WI   53202

  William Baxter Lee, III                      292,800 (3)               9.7
   c/o Glankler Brown, PLLC
   One Commerce Square, Suite 1700
   Memphis, TN   38103
------------------

(1) Includes 40,323 shares held by Hallwood Oil and Gas, Inc., a subsidiary of Hallwood Energy Partners, L.P. ("HEP"). HEP has sole voting and investment power with respect to the shares reported. The general partner of HEP is HEPGP Ltd., a limited partnership, the general partner of which is Hallwood G.P., Inc. (AHallwood G.P.@) The executive officers of Hallwood G.P. and the Company are the same individuals: Anthony J. Gumbiner, William L. Guzzetti, Russell P. Meduna and Cathleen M. Osborn.

(2) Information is from the Amendment to the Schedule 13G of Heartland Advisors dated January 27, 1998. The Schedule 13G states that the shares are held in investment advisory accounts of Heartland Advisors, Inc. and that the interests of one such account, Heartland Value Fund, a series of Heartland Group, Inc., a registered investment company, relates to more than 5% of the Common Stock.

(3) Information is from the Schedule 13D dated November 28, 1997.

     The following table sets forth information concerning the number of shares of Common Stock of the Company owned beneficially as the Record Date by (i) each director and executive officer of the Company who owns Common Stock and (ii) the directors and executive officers of the Company as a group. Unless otherwise indicated, each of the persons named has sole voting and investment power with respect to the shares reported.


             Name of                         Amount                Percent of
        Beneficial Owner              Beneficially Owned          Common Stock

    Brian M. Troup                        42,400 (3)                   1.4

    Anthony J. Gumbiner                1,434,065 (2)(3)               46.8

    William L. Guzzetti                1,406,265 (2)(3)               46.3

    Russell P. Meduna                     27,459 (3)                    *

    Robert S. Pfeiffer (1)                   180                        *

    Cathleen M. Osborn                     7,810 (3)                    *

    All directors and executive
     officers as a group
     (ten individuals)                  1,543,714 (2)(3)              48.7
------------------

     *    Represents less than 1% of the outstanding Common Stock.

     (1) Mr. Pfeiffer resigned his position with the Company effective March 6, 1998, and his remaining options terminated on that date.

     (2) Includes 1,374,465 shares beneficially owned by HEP. Mr. Gumbiner is Chief Executive Officer and Mr. Guzzetti is President and a director of the general partner of the general partner of HEP.

     (3) The following numbers of shares issuable upon the exercise of currently exercisable options are included in the amounts shown: Mr. Troup, 42,400 shares; Mr. Gumbiner, 59,600 shares; Mr. Guzzetti, 31,800 shares; Mr. Meduna, 27,180 shares; and Ms. Osborn, 7,720 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires the officers and directors of the Company, and persons who own more than ten percent of the Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten-percent owners are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no forms were required for those persons, the Company believes that, during the year ended December 31, 1997, all officers and directors of the Company and greater than ten-percent beneficial owners complied with applicable filing requirements.


                              ELECTION OF DIRECTORS

Nominees

     At the Annual Meeting, shareholders will elect directors to serve until the 1999 Annual Meeting of Shareholders. The Bylaws of the Company provide that the Company's Board of Directors must consist of at least one director and that the number of directors will be determined by resolution of the Board of Directors. By action of the Board of Directors, the number of directors has been set at seven. The seven persons currently serving as directors of the Company have been nominated by the Board of Directors to serve as directors of the Company until the 1999 Annual Meeting of Shareholders and until their successors have been duly elected and have qualified.

     Unless otherwise directed on any duly executed and dated Proxy, it is the intention of the persons named in such Proxy to nominate and to vote the shares represented by such Proxy for the election of the nominees listed in the table below for the office of director of the Company to hold office until their respective successors have been duly elected and have qualified.

                                                                Year First
          Name                     Position                 Elected Director

    Anthony J. Gumbiner         Chairman of the Board                1992
                                     and Director

    William L. Guzzetti         President and Director               1991

    Brian M. Troup              Director                             1992

    John R. Isaac, Jr.          Director                             1992

    Jerry A. Lubliner           Director                             1992

    Bill M. Van Meter           Director                             1996

    Hamilton P. Schrauff        Director                             1996

     The Board of Directors does not contemplate that any of the above-named nominees for director will refuse or be unable to accept election or to serve as a director of the Company. Should any of them become unavailable for nomination or election or refuse to be nominated or to accept election as a director of the Company, then the person or persons voting the Proxy will vote the shares represented by such Proxy for the election of such other person or persons as may be nominated or designated by the Board of Directors. If elected as a director of the Company, each director will hold office until his successor has been duly elected and has qualified.

Business Experience of Directors

     Anthony J. Gumbiner, 53, has served as a director of the Company since February 1992. He has also served as Chairman of the Board of Directors of The Hallwood Group Incorporated ("Hallwood Group"), a diversified holding company with real estate, textile products, hotel, restaurant and energy operations, since 1981 and as Chief Executive Officer of Hallwood Group since April 1984. He has been Chairman of the Board since 1984 and Chief Executive Officer since 1987 of the general partner of HEP. Mr. Gumbiner has also served as Chairman of the Board of Directors and as a director of Hallwood Holdings S.A., a Luxembourg real estate investment company, since March 1984. He has been a director of Hallwood Realty Corporation ("Hallwood Realty"), which is the general partner of Hallwood Realty Partners, L.P., since November 1990. He is a Solicitor of the Supreme Court of Judicature of England.

     William L. Guzzetti, 54, has been President, Chief Operating Officer and a director of the Company since May 1991. He has been President, Chief Operating Officer and a director of the general partner of HEP since 1985. Mr. Guzzetti is also an Executive Vice President of Hallwood Group and in that capacity may devote a portion of his time to the activities of Hallwood Group, including the management of real estate investments, acquisitions and restructurings of entities controlled by Hallwood Group. He is a director and President of Hallwood Realty and in that capacity may devote a portion of his time to the activities of Hallwood Realty.

     Brian M. Troup, 51, has served as a director of the Company since February 1992. He has been President and Chief Operating Officer of Hallwood Group since April 1986, and he is a director. Mr. Troup has been a director of the general partner of HEP since May 1984. Mr. Troup is a director of Hallwood Holdings S.A. He is also a director of Hallwood Realty. He is an associate of the Institute of Bankers in Scotland and a member of the Society of Investment Analysts in the United Kingdom.

     John R. Isaac, Jr., 53, has served as a director of the Company since June 1992. Since October 1997, Mr. Isaac has been Chief Executive Officer and President of Ideas, Inc., a retail consulting company. From February 1996 to October 1997, Mr. Isaac was President and Chief Executive Officer of Thorn Americas, Inc., parent of Rent-A-Center USA. From March 1995 until February 1996, Mr. Isaac was President and Chief Operating Officer of Rent-A-Center USA. From February 1991 to February 1995, Mr. Isaac was President and Chief Operating Officer of Everything's A Dollar, a division of Value Merchants, Inc. He was President and Chief Executive Officer of Hallwood Industries Incorporated from August 1987 to October 1991. He was President of Tradevest, Inc., a mail order catalog retailer, from 1986 to 1987, and a Vice President of Service Merchandise Co., Inc., a catalog showroom retailer, from 1981 to 1986.

     Jerry A. Lubliner, 43, has served as a director of the Company since June 1992. Dr. Lubliner is a medical doctor who has been in private practice since 1986. From 1986 to 1988, he was Associate Chief-Sports Medicine at the Hospital for Joint Diseases--Orthopaedic Institute in New York. Dr. Lubliner is a Fellow of the American Academy of Orthopaedic Surgeons.

     Bill M. Van Meter, 65, has served as a director of the Company since September 1996. From 1986 until May 1996, Mr. Van Meter was President of the Energy Companies of ONEOK division of ONEOK Inc. Mr. Van Meter is a director of Ponder Industries, Inc., an oil field tool company. From 1958 to 1996, Mr. Van Meter was employed by both major and independent oil companies.

     Hamilton P. Schrauff, 62, has served as a director of the Company since September 1996. Since March 1997, he has been Chief Financial Officer of Burns Controls Company. From March 1996 to January 1997 he was Vice President of
Capital Alliance. From August 1995 to February 1996 he was an independent financial consultant. From October 1991 to August 1995 he was Vice President and Chief Financial Officer of Basic Capital Management, Inc., Syntek Asset Management, Inc., American Realty Trust Investors, Inc., Income Opportunity Realty Trust and Transcontinental Realty Investors, Inc. From October 1991 to February 1994 he was Executive Vice President and Chief Financial Officer of National Income Realty Trust and Vinland Property Trust. From December 1990 to October 1991 he was Vice President Finance-Partnership Investments of Hallwood Group. From October 1980 to October 1990 he was Vice President Finance and Treasurer, and from November 1976 to September 1980 he was Vice President Finance, of Texas Oil and Gas Corporation. Mr. Schrauff is a Certified Public Accountant and Certified Financial Planner. He is a member of the American Institute of Certified Public Accountants, the Texas Society of Certified Public Accountants and the Financial Executives Institute.

Business Experience of Executive Officers

     Following are brief biographies of the executive officers of the Company, other than Mr. Guzzetti.

     Russell P. Meduna, 43, became Executive Vice President of the Company in June 1992. Mr. Meduna has been Executive Vice President of the general partner of HEP and Hallwood Petroleum, Inc. ("HPI") since October 1989. Mr. Meduna was Vice President of HPI from April 1989 to October 1989 and Manager of Operations from January 1989 to April 1989. He joined HPI in 1984 as Production Manager. Prior to joining HPI, he was employed by both major and independent oil companies. Mr. Meduna is a registered professional engineer in the States of Colorado and Texas.

     Cathleen M. Osborn, 45, became Secretary and General Counsel of the Company in May 1992 and Vice President in June 1992. Ms. Osborn has been Vice President, Secretary and General Counsel of the general partner of HEP and of HPI since October 1986. She joined HPI in 1985 as senior staff attorney. Ms. Osborn is a member of the Colorado Bar Association.

Meetings of the Board; Committees

     The Board of Directors held four regularly scheduled meetings and one special meeting during 1997. No director attended fewer than 75% of the total number of meetings of the Board of Directors and committees of which he is a member. The Board's Audit Committee, composed of Messrs. Isaac, Lubliner, Van Meter and Schrauff, recommends to the Board the firm to be employed as the Company's independent auditors and consults with, and reviews the report of, the Company's independent auditors and HPI's financial staff. The Audit Committee held three meetings in 1997. The Company does not have a standing nominating committee. During 1997, the entire Board of Directors acted as the Compensation Committee. See "Executive Compensation - Compensation of Executive Officers" below.


                             EXECUTIVE COMPENSATION


Compensation of Executive Officers

     The Company has no employees. Management services are provided to the Company by HPI, an affiliate of the Company. Employees of HPI perform all duties related to the management of the Company, including the operation of various properties in which the Company owns an interest. The Company is charged for management services by HPI based on an allocation procedure that takes into account the amount of time spent on management, the number of properties owned by the Company and the Company's performance relative to its affiliates. The allocation procedure is applied consistently to all entities for which HPI performs services. In 1997 the Company reimbursed HPI approximately $2,081,000, of which $536,320 was attributable to compensation paid to executive officers of the Company.

     The following table sets forth the compensation allocated to the Company by HPI for the years ended December 31, 1997, 1996 and 1995 paid to the Chief Executive Officer and each of the four other most highly compensated officers whose compensation paid by HPI exceeded $100,000 (determined for the year ended December 31, 1997).

                           SUMMARY COMPENSATION TABLE

                                                                              Long Term
                                            Annual Compensation             Compensation

                                                                      Securities
                                                                      Underlying
                                                                     Options/SARs     LTIP             All Other

Name & Principal Position        Year         Salary       Bonus       (#) (3)       Payouts     Compensation (1)

Anthony J. Gumbiner (2)          1997       $      0     $     0         47,700       $     0        $      0
Chief Executive Officer          1996        125,000           0              0             0               0
                                 1995        125,000           0         47,700             0               0


William L. Guzzetti              1997         82,535      65,677         23,850        24,855           1,919
President and Chief              1996         82,943      60,490              0        14,927           2,314
Operating Officer                1995         79,721      38,250         23,850         8,507           2,342


Russell P. Meduna                1997         66,120      50,909         22,260        24,855           1,919
Executive Vice                   1996         66,448      46,874              0        14,927           1,827
President                        1995         65,272      82,110         22,260         8,507           1,876


Robert S. Pfeiffer               1997         43,437      46,965          9,540        17,472           1,919
Vice President and               1996         43,652      26,082              0        10,391           1,746
Chief Financial Officer          1995         42,880      47,940          9,540         6,314           1,232


Cathleen M. Osborn               1997         42,697      45,650          9,540        17,472           1,919
Vice President and               1996         42,908      28,704              0        10,391           1,827
General Counsel                  1995         42,679      48,450          9,540         6,314           1,069
---------------------

(1) Employer contribution to 401(k) and a service award of $487 paid to Mr. Guzzetti in 1996.

(2) For 1995 and 1996, Mr. Gumbiner had a Compensation Agreement with HPI. $125,000 of his compensation was allocated to the Company in 1995 and 1996. The Compensation Agreement was terminated effective December 1996. In addition to compensation listed in the table, HPI had a consulting agreement with Hallwood Group for 1995 and 1996, pursuant to which Hallwood Group received an annual consulting fee of $300,000 from affiliates of HPI. The Company paid approximately $122,000 in 1996 and $111,000 in 1995 pursuant to this arrangement. During 1997, the Company participated in a new consulting agreement between HPI and Hallwood Group pursuant to which Hallwood Group received a fee of $550,000 from affiliates of HPI. The Company paid Hallwood Group approximately $372,000 in 1997 for the Company's share of the consulting agreement. The consulting services were provided by HSC Financial Corporation ("HSC Financial"), through the services of Mr. Gumbiner and Mr. Troup, and Hallwood Group paid the annual fee it received to HSC Financial. See "Compensation Committee Interlocks and Insider Participation" below.

(3) The number of options granted in 1995 and 1997 has been adjusted to reflect the Company's 3-for-1 stock split in August 1997.

Option Grants in Last Fiscal Year

     The following table sets forth the options to purchase Common Stock of the Company granted to executive officers during 1997.


                                         Option/SAR Grants in Last Fiscal Year

                                                                                               Potential  Realized  Value  at
                                                                                               Assumed  Annual  Rates of Stock
                                        Individual Grants                                      Price Appreciate for Option Term (2)
                                        -----------------                                      ------------------------------------

                                Number of         % of Total
                                Securities        Options/SARs
                                Underlying        Granted          Exercise or                     5%              10%
                                Options/SARs      Employees in     Base Price   Expiration      $33.12        $52.73 Share
Name                            Granted (1)       Fiscal Year      ($/Share)       Date       Share Price        Price

Anthony J. Gumbiner                47,700             30             20.33       6/17/07       $ 609,865       $ 1,545,517
William L. Guzzetti                23,850             15             20.33       6/17/07         304,932           772,759
Russell P. Meduna                  22,260             14             20.33       6/17/07         284,604           721,242
Robert S. Pfeiffer (3)              9,540              6             20.33       6/17/07         121,973           309,104
Cathleen M. Osborn                  9,540              6             20.33       6/17/07         121,973           309,104
----------------------

(1) Options have a ten-year term and vest cumulatively over three years at the rate of 1/3 on each of the date of grant and the first two anniversaries of the grant date. All options vest immediately in the event of certain changes in control of the Company.

(2) Securities and Exchange Commission Rules require calculation of potential realizable value assuming that the market price of the Common Stock appreciates in value at 5% and 10% annualized rates. At a 5% annualized rate of appreciation, the Common Stock price would be $33.12 at the end of ten years. At a 10% annualized rate of appreciation, the Common Stock price would be $52.73 at the end of ten years. No gain to an executive officer is possible without an appreciation in Common Stock value, which will benefit all holders of Common Stock. The actual value an executive officer may receive depends on market prices for the Common Stock, and there can be no assurance that the amounts reflected will actually be realized.

(3) Mr. Pfeiffer resigned from the Company effective March 6, 1998, and his options terminated on that date.

Option Value at December 31, 1997

     No options were exercised by executive officers in 1997. The following table sets forth the value of options held by the executive officers in both the 1995 and 1997 Option Plans.

Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values



                                  Number of Securities            Value of Unexercised
                                 Underlying Unexercised       In-the-Money Options/SARs at
                               Options/SARs at FY-End (#)              FY-End ($)
Name                         Exercisable/Unexercisable (1)    Exercisable/Unexercisable (2)

Anthony J. Gumbiner                 63,600 / 31,800                 805,494 / 76,956

William L. Guzzetti                 31,800 / 15,900                 402,747 / 38,478

Russell P. Meduna                   29,680 / 14,840                 375,897 / 35,913

Robert S. Pfeiffer (3)              12,720 / 6,360                  161,099 / 15,391

Cathleen M. Osborn                  12,720 / 6,360                  161,099 / 15,391
----------------------

(1) Options have a ten-year term and vest cumulatively over three years at the rate of 1/3 on each of the date of grant and the first two anniversaries of the grant date. All options vest immediately in the event of certain changes in control of the Company. The number of options has been adjusted to reflect the 3-for-1 stock split in August 1997.

(2) The exercise price of the options granted in 1995 is $6.67 per share, and the exercise price of the options granted in 1997 is $20.33 per share. The closing price of the Common Stock was $22.25 on December 31, 1997. The exercise prices have been adjusted to reflect the 3-for-1 stock split in August 1997.

(3) Mr. Pfeiffer resigned from the Company effective March 6, 1998, and his remaining options terminated on that date.


Long-Term Incentive Plan Awards

     The following table describes performance units awarded to the executive officers of the Company for 1997 under the Incentive Plan for the Company and affiliated entities. The value of awards under each plan depends primarily on success in drilling, completing and achieving production from new wells each year and from certain recompletions and enhancements of existing wells. The amounts shown below are the portion of awards under the plan allocated to the Company.

               LONG-TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR

                                              Performance or        Estimated Future
                              Number of       Other Period       Payouts under Non-Stock
          Name                 Units          Until Payout        Price-Based Plans

Anthony J. Gumbiner (2)              0                0                       0
William L. Guzzetti              0.082             2002                  $8,289 (1)
Russell P. Meduna                0.082             2002                   8,289 (1)
Robert S. Pfeiffer (3)           0.056             2002                   5,661 (1)
Cathleen M. Osborn               0.056             2002                   5,661 (1)

----------------------

(1) This amount represents an award under the Incentive Plan. There are no minimum, maximum or target amounts payable under the Incentive Plan. Payments under the awards will be equal to the indicated percentage of Plan net cash flow from certain wells for the first five years after an award and, in the sixth year, the indicated percentage of 80% of the remaining net present value of estimated future production from the wells allocated to the Plan. The amounts shown above are estimates based on estimated reserve quantities and future prices. Because of the uncertainties inherent in estimating quantities of reserves and prices, it is not possible to predict cash flow or remaining net present value of estimated future production with any degree of certainty.

(2) In addition, an award of .4200 units, with an estimated future payout of $119,165, was made to HSC Financial, with which Mr. Gumbiner is associated. The payout period ends in 2002.

(3) Mr. Pfeiffer resigned from the Company effective March 6, 1998, and his award terminated on that date.

Director Compensation

     Each director of the Company who is not an officer or employee of the Company, or a director, officer or employee of the general partner of HEP or any entity controlled by the general partner of HEP, is paid an annual fee of $20,000 which is proportionately reduced if the director attends fewer than four regularly scheduled meetings of the Board of Directors during the year. During 1997, Messrs. Isaac, Lubliner, Van Meter and Schrauff were each paid $20,000. In addition, all directors are reimbursed for their expenses in attending meetings of the Board of Directors and committees.

Compensation Committee Interlocks and Insider Participation

     The entire Board made the 1997 compensation decisions for the Company. Mr. Gumbiner is Chief Executive Officer of the Company and serves on the compensation committee of Hallwood Group, of which Mr. Troup is President and Mr. Guzzetti is Executive Vice President. Mr. Gumbiner was also Chief Executive Officer and a director of Hallwood G.P., Mr. Troup was a director of Hallwood G.P., and Mr. Guzzetti was a director and President of Hallwood G.P. Messrs. Gumbiner, Troup and Guzzetti served on Hallwood G.P.'s Board of Directors which made compensation decisions in January 1997. Mr. Gumbiner is Chief Executive Officer and a director, and Mr. Guzzetti is President and a director, of Hallwood Realty. During 1997, Mr. Gumbiner and Mr. Guzzetti served on the compensation committee of Hallwood Realty.

     The Company participates in a financial consulting agreement between HPI and Hallwood Group pursuant to which Hallwood Group furnishes consulting and advisory services to HPI, the Company and their affiliates. HPI and Hallwood Group entered into a new financial consulting agreement effective January 1, 1997. Under the terms of the new agreement, HPI and its affiliates are obligated to pay Hallwood Group $550,000 per year until June 30, 2000. The agreement automatically renews for successive three year terms; either party may terminate the agreement on not less than 30 days written notice prior to the expiration of any three year term. The new financial consulting agreement replaces both a previous financial consulting agreement and a compensation agreement with Mr. Gumbiner. In 1997, the consulting services were provided by HSC Financial Corporation, through the services of Mr. Gumbiner and Mr. Troup, and Hallwood Group paid the annual fee it received to HSC Financial. A fee of approximately $372,000 was paid in 1997 by the Company pursuant to this arrangement. See ASummary Compensation Table@ and footnotes for additional discussion of this arrangement.

     The Company reimburses Hallwood Group for expenses incurred on behalf of the Company. In 1997, the Company reimbursed Hallwood Group approximately $213,200.

     The Company and HPI entered into a Management Agreement in May 1992, which provides that HPI will perform all operations on behalf of the Company and that the Company will reimburse HPI at its cost for direct and indirect expenses incurred by HPI for the benefit of the Company and its properties. The indirect expenses for which HPI is reimbursed include employee compensation, office rent, office supplies and employee benefits. These expenses are generally allocated by multiplying the aggregate amount of the indirect expenses incurred by HPI by the estimated time that the employees of HPI spend on managing the Company and dividing by the aggregate time that the employees of HPI spend on all the entities that HPI manages. The allocation of certain components of employee compensation also takes into account the Company's performance relative to its affiliates and the Company's ownership interest in certain wells. See "Board Compensation Committee Report on Executive Compensation" below. The costs charged to the Company by HPI are reviewed annually by the independent members of the Board of Directors of the Company. HPI does not receive any fee for its services. The management agreement is for a period of one year, and thereafter, the management agreement may be extended for successive one-year terms upon the approval of the independent directors of the Company. The management agreement has been extended through May 1998. In 1997, the Company reimbursed HPI approximately $2,081,000 for expenses, not including payments and reimbursements to Hallwood Group identified above.

Board Compensation Committee Report on Executive Compensation

     General. The Company has no employees. All management is provided by employees of HPI pursuant to a management agreement. These employees also provide services to HEP and several other affiliated entities (collectively, the "Energy Companies"). Accordingly, the Company does not directly pay any compensation but reimburses HPI for its costs and expenses. Individual compensation is based on the individual's responsibilities and performance relating to all of the Energy Companies. Salaries are allocated among the Energy Companies based on a procedure that takes into account both the amount of time spent on management and the number of properties owned by each entity. The cash bonus pool is allocated among the Energy Companies based upon those factors and the entity's performance relative to all of the Energy Companies. Awards under the long-term incentive plan are allocated based upon the ownership of the wells included in the plan. Because the compensation paid to HPI employees is allocated to all of the Energy Companies, it is reviewed and approved by the Compensation Committee of the general partner of HEP and by the Compensation Committee of the Company. The compensation of the Energy Companies' management employees, including executive officers, is reviewed and approved at least annually.

     During 1997, all compensation decisions were made by the Board of Directors. In 1998, the full Board of Directors has continued to act as the Compensation Committee in determining cash bonuses paid with respect to 1997 and the salaries to be paid and other awards made in 1998. In determining 1997 compensation of key employees, the Energy Companies' compensation levels were compared with those of comparable companies, as reported by compensation consultants and other industry surveys. The comparable companies consist of twelve independent oil and gas companies selected by consultants to the Energy Companies and are not the same as those used in preparing the performance graph appearing elsewhere in this Proxy Statement. For 1997, the compensation of the Energy Companies' management employees consisted of three primary components: salary and annual bonus, cash bonus and long-term incentive plan awards.

     Salary. All non-hourly employees' salaries, except salaries of officers, and annual bonuses are determined annually based on the individual employee's level of responsibility and comparisons to similar positions in comparable companies. Salaries of officers and other professional employees are generally set at approximately 69% to 90% of the average base salaries paid by those comparable companies. When an employee's position is not standard and cannot be compared to similar positions in comparable companies, compensation is determined in a discretionary process, taking into consideration the components and overall responsibility of the employee's position.

     Cash Bonus. The Board has determined to award certain management employees, including executive officers, cash bonuses based on an assessment of a number of quantitative and qualitative factors. The primary quantitative factors are performance in reserve replacement, considering overall reserves found and effectiveness of capital expenditures, in comparison to the historical performance of independent oil and gas companies as a group, the production of existing reserves in comparison to budget and the prior year, and general and administrative expenses and operating costs in comparison to budget. Qualitative factors include judgments regarding the effectiveness of management and administration. Depending on the Energy Companies' success in these areas, total salaries and cash bonuses paid to management employees may range from 69% of the average compensation paid to similarly situated employees in comparable companies if the Energy Companies perform poorly to as high as 500% of the average compensation paid by comparable companies if the Energy Companies perform very well. Based on comparisons of the Energy Companies' performance with the historical performance of other independent oil and gas companies as a group as reported by generally published industry statistics, the Compensation Committee determined that the Energy Companies had a slightly better than average year in the overall reserves found and a slightly less than average year in the effectiveness of capital expenditures. The Board also concluded that the effectiveness of management and administration and control of general and administrative expenses deserved recognition. Therefore, the cash bonuses paid to management employees as a group were set at levels that would result in their total annual compensation being less than that paid by comparable companies. The aggregate cash bonuses are allocated among the key and professional employees based on the recommendation of senior management and a determination of the employees' relative contributions to the Energy Companies during the year.

     The Long-Term Incentive Plan. The Energy Companies' long-term incentive plan is intended to provide incentive and motivation to the Energy Companies' key employees, including the Company's executive officers and consultants, to increase the oil and gas reserves of the Energy Companies and to enhance the Energy Companies' ability to attract, motivate and retain key employees and consultants upon whom, in large measure, the success of the Energy Companies depends. Under the Incentive Plan, the Board annually determines the portion of the Energy Companies' collective interests in the cash flow from certain international projects and wells drilled, recompleted or enhanced during that year (the "Plan Year") which will be allocated to participants in the plan. The portion allocated to participants in the plan is referred to as the Plan Cash

Flow. The Board then determines which key employees and consultants may participate in the plan for the Plan Year and allocates the Plan Cash Flow among the participants. Awards under the plan do not represent any actual ownership interest in the wells. Awards are made in the Board's discretion.

     Each award under the plan represents the right to receive for five years a specified share of the Plan Cash Flow attributable to certain domestic wells drilled, recompleted or enhanced during the Plan Year. In the sixth year after the award, the participant is paid an amount equal to a specified percentage of the remaining net present value of estimated future production from the wells and the award is terminated. Cash flow from international projects, if any, allocated to the plan is paid to participants for a ten-year period, with no buy-out for estimated future production. There are no international projects allocated to the 1997 Plan. Accordingly, the value of awards under the 1997 Plan depends primarily on the Energy Companies' success in drilling, completing and achieving production from new wells each year and from certain recompletions and enhancements of existing wells. The percentage of the Energy Companies' cash flow from international projects and domestic wells completed in any Plan Year to be allocated to Plan Cash Flow each Plan Year, the percentage of the remaining net present value of estimated future production from domestic wells for which the participants will receive payment in the sixth year of an award, and the amount to be awarded to individual participants is determined by the Board each year, after taking into consideration the recommendation of the Energy Companies' executive officers.

     The awards for the 1997 Plan Year were made in March 1997. For the 1997 Plan Year, the Compensation Committee determined that the total Plan Cash Flow would be equal to 2.4% of the cash flow of the domestic wells completed during the Plan Year. The Compensation Committee also determined that the participants' interests in eligible domestic wells for the 1997 Plan Year would be purchased in the sixth year at 80% of the remaining net present value of the wells completed in the Plan Year. The Compensation Committee also determined that the total award would be allocated among key employees primarily on the basis of their position with the Energy Companies.

     Chief Executive Officer. The Energy Companies engaged in certain transactions with Hallwood Group, of which Mr. Gumbiner is Chairman and Chief Executive Officer, during 1997. In addition, the Energy Companies have a consulting agreement with Hallwood Group effective January 1, 1997, pursuant to which the Energy Companies pay Hallwood Group a $550,000 annual consulting fee. In 1997, the consulting services were provided by HSC Financial Corporation, through Mr. Gumbiner and Mr. Troup, and Hallwood Group paid the annual fee it received to HSC Financial. Both agreements were approved by the Board of Directors of the Company, Mr. Gumbiner abstaining. See "Compensation Committee Interlocks and Insider Participation" above. Mr. Gumbiner also participated in the 1997 Incentive Plan which was allocated based on the recommendation of senior management. Mr. Gumbiner and Mr. Troup abstained from the Board's determinations on these matters.

                     Members of the Compensation Committee:

                                Anthony J. Gumbiner
                                Brian M. Troup
                                William L. Guzzetti
                                Jerry A. Lubliner
                                John R. Isaac, Jr.
                                Bill M. Van Meter
                                Hamilton P. Schrauff



Performance Graph

     Below is a line graph comparing the percentage change in the cumulative total shareholder return on the Company's Common Stock with the cumulative total return of the NASDAQ Industrial Index ("NASDAQ Ind. Index") and Kirkpatrick Energy Associates Large Cap E&P Index ("KEA Large Cap E&P") for the period December 31, 1992 through December 31, 1997. Dividend reinvestment has been assumed.

                     HCRC       KEA Large    NASDAQ Ind.
                                 Cap E&P       Index

     Dec 92           100         100           100
     Dec 93           104         117           111
     Dec 94            68          98           104
     Dec 95            81         115           133
     Dec 96           237         147           153
     Dec 97           227         135           168


                                 OTHER BUSINESS

     The Board of Directors knows of no other business that may properly be, or that is likely to be, brought before the Annual Meeting. If, however, any other matters are properly presented, it is the intention of the persons named in the accompanying form of Proxy to vote the shares covered thereby as they deem advisable in their discretion.


                              INDEPENDENT AUDITORS

     Deloitte & Touche LLP currently serves the Company as independent auditors. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.


                    DATE FOR RECEIPT OF SHAREHOLDER PROPOSALS

     Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, shareholders may present proper proposals for inclusion in the Company's proxy statement and for consideration at its Annual Meeting of Shareholders by submitting their proposals to the Company in a timely manner. In order to be included for the 1999 Annual Meeting, shareholder proposals must be received by the Company by November 30, 1998, which is approximately 120 days in advance of the date the Company anticipates mailing the proxy statement for the Company's 1999 Annual Meeting of Shareholders, and must otherwise comply with the requirements of Rule 14a-8.


                                           By Order of the Board of Directors
                                           Cathleen M. Osborn
                                           Secretary


March 31, 1998
Dallas, Texas